SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): September 29, 2009
FORRESTER RESEARCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21433	04-2797789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
400 Technology Square
Cambridge, Massachusetts 02139
(Address of principal executive offices, including zip code)
(617) 613-6000
(Registrant’s telephone number, including area code)
N/A

(Former Name or Former Address, if Changes since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
On September 29, 2009, we entered into a build-to-suit net lease (“Lease”) with BHX, LLC, as trustee of Acorn Park I Realty Trust (“Landlord”) pursuant to which the Landlord will build a new corporate headquarters building for our Company in an office park in the Alewife section of Cambridge, Massachusetts. Pursuant to the Lease and ancillary documents, the Landlord will construct an approximately 189,000 square foot building (“Building”) and lease the Building and parcel to us to be used as our new corporate headquarters. The parties’ obligations under the Lease are contingent upon the Landlord obtaining a financing commitment for the construction of the Building on terms and conditions reasonably satisfactory to the Landlord within 60 days of September 29, 2009 and closing the construction loan by January 15, 2010.
We will pay for all of the tenant improvements for the Building from available cash. We expect the total cost of the tenant improvements to be approximately $15 million. During construction, we will continue to occupy our current corporate headquarters in Cambridge, Massachusetts under the existing lease for such premises.
The initial term of the Lease is 15 years, commencing with the commencement date under the Lease, presently expected to be on or about September 1, 2011. We have the right to extend the Lease term for four terms of ten years each. We have expansion rights for approximately 46,000 square feet in the Building, as well as additional expansion rights and rights of first offer within the office park.
Beginning on the base rent commencement date under the Lease, which will be approximately five and one-half months after the Lease commencement date noted above, we will pay to the Landlord the following approximate annual base rent in equal monthly installments:

Months 1-3 of the first Lease year:	$4,935,798
Month 4 of the first Lease year through the end of the fifth Lease year:	$5,944,586
Lease years 6-10:	$6,322,020
Lease years 11-15:	$6,699,454
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Reference is made to the discussion in Item 1.01, which is incorporated by reference in this item.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORRESTER RESEARCH, INC.

By	/s/ Michael A. Doyle Name: Michael A. Doyle
Title: Chief Financial Officer and Treasurer
Date: October 5, 2009